Exhibit 99.1

Veritas DGC Inc. and Eidesvik Agree on Charter of New Seismic Vessel

Houston – January 4, 2006 – Veritas DGC Inc., (NYSE & TSX: VTS) and Eidesvik Offshore ASA (OSE: EIOF) today announced that Eidesvik and Veritas’ Viking Maritime Inc., subsidiary have entered into an agreement to charter a seismic research vessel which is to be newly constructed.  The time charter is for a period of 8 years fixed, with options of up to 10 more years.  When delivered from West Contractors yard in Ølensvåg, Norway, in February 2007, the vessel will be the seventh seismic vessel in the Veritas fleet, and the fourth to be owned and operated for Veritas by Eidesvik on worldwide seismic operations.

The vessel is 105 meters long with an extended breadth of 24 meters, and will have the capability of towing up to 12 long streamers.  The gross tonnage is approximately 11,500 tonnes and the vessel will have accommodation for up to 70 persons.  The vessel is owned by Eidesvik Shipping AS, a wholly owned subsidiary of Eidesvik Offshore ASA.  The construction cost of the vessel, excluding seismic equipment, is NOK 366 million.

“Veritas and Eidesvik have again joined forces on all levels for the benefit of both parties, and most importantly, for the clients,” says Chief Executive Officer (CEO) Jan Fredrik Meling.  “Eidesvik’s policy is to build and maintain long-term relationships with our charterers.  The operation of the three Viking-class vessels has proven to be a success and we are very happy to be awarded this contract for the fourth vessel on charter to Veritas.”

The other three vessels on time charter contract to Veritas are SR/V “Veritas Viking”, SR/V “Veritas Viking II” and SR/V “Veritas Vantage”, delivered in 1998, 1999 and 2002 respectively.  Eidesvik provide the maritime crews and all marine operations and management for the vessels, while Veritas provides all seismic-related aspects of the operations.

According to Richard Price, Veritas’ Senior Vice President, Marine Acquisition, “Veritas has been seeking an opportunity to extend its global marine acquisition capability, to meet the growing demand for our services, and we are very pleased to have entered into this agreement with Eidesvik for an additional vessel.  We look forward to extending our excellent relationship with Eidesvik, and to making another world-class, safe, efficient multi-streamer seismic vessel available to our customers worldwide.”

Veritas, headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

Eidesvik Offshore ASA is the parent company of the Eidesvik-group.  The Company operates 19 vessels within supply-, subsea- and seismic vessel activities and has about 500 employees.  The main office and operational base is located at Bømlo on the Norwegian West coast.

Veritas Contact:	C. Richard Price, Sr. VP Marine Acquisition	Phone: +1 832 351 8400

	Mindy Ingle, Investor Relations	Phone: +1 832 351 8821

Company info:	Veritas DGC Inc., 10300 Town Park Drive, Houston, Texas USA 77072, Telefax +1 832 351 8701
Web: www.veritasdgc.com

Eidesvik Contact:	Jan Fredrik Meling, CEO	Phone: +47 916 75 119
	Jan Lodden, COO	Phone: +47 482 04 160

Company info:	Eidesvik Offshore ASA, N-5443 Bømlo Norway, Telefax +47 5344 8001
Web: www.eidesvik.no